Exhibit 99.1

Filed by Horizon Bancorp pursuant to
Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Horizon Bancorp
Commission File No. 000-10792

Date: February 19, 2015

FOR IMMEDIATE RELEASE

Horizon Bancorp and Peoples Bancorp Announce
Signing of Merger Agreement

Michigan City, IN and Auburn, IN (February 19, 2015) – Horizon Bancorp (NASDAQ GM: HBNC, “Horizon”) and Peoples Bancorp (OTCPINK: PBNI, “Peoples”), today announced they have executed a definitive agreement whereby Horizon will acquire Peoples and its wholly-owned subsidiary, Peoples Federal Savings Bank of DeKalb County (“Peoples Federal Savings Bank”), through a stock and cash merger.

Under the terms of the merger agreement, shareholders of Peoples will receive fixed consideration of 0.95 shares of Horizon common stock and $9.75 in cash for each share of Peoples’ common stock. Based upon the February 18, 2015, closing price of $23.02 per share of Horizon common stock, the transaction has an implied valuation of approximately $73.1 million.

Established in 1925 and headquartered in Auburn, Indiana, Peoples, through its wholly-owned subsidiary Peoples Federal Savings Bank, serves northeast Indiana and southwest Michigan with sixteen full-service banking locations.  As of December 31, 2014, Peoples had total assets of $486.6 million, and total equity of $61.3 million, translating to an equity to asset ratio of 12.60%.

Horizon Bancorp is a community bank holding company headquartered in Michigan City, Indiana with total assets of $2.1 billion as of December 31, 2014.  Horizon Bancorp’s wholly-owned subsidiary, Horizon Bank, NA (“Horizon Bank”), still operates under its original charter, dating back to 1873, with a footprint of thirty-one offices extending throughout northern and central Indiana and southwestern and central Michigan.

“We are enthusiastic about this merger, which is consistent with Horizon’s philosophy of partnering with banks that hold core values similar to ours and a commitment to serving their local communities,” said Horizon’s Chief Executive Officer, Craig M. Dwight.  “Peoples Federal Savings Bank was founded with the goal of helping people purchase the home of their dreams, which compliments Horizon’s robust retail mortgage business.  Horizon will add value to Peoples’ customer base through our customer service guarantees and extensive product menu.  In addition, Peoples’ agricultural, business banking and wealth management services align well with Horizon’s primary revenue streams.  Our complimentary product offerings and commitment to engaging the local community is a winning combination for our shareholders, employees, customers and community at large.”

Dwight further explained that the Peoples merger provides an excellent opportunity to expand Horizon’s market presence into vibrant northeast Indiana. “We believe establishing a significant presence in northeast Indiana will provide Horizon with substantial growth opportunities, a key component to our future success,” Dwight commented.

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“Peoples seasoned team of community bankers, with a shared philosophy of providing exceptional customer service and commitment to the community will enhance Horizon’s franchise value,” continued Dwight.  Horizon has a track record of establishing local advisory boards to maintain the pulse of the local community.  Dwight indicated that such an advisory board will be established following the merger.  In addition, following the merger, Mr. Maurice F. Winkler, III, President and Chief Executive Officer of Peoples, will be appointed to serve on the board of directors of Horizon and Horizon Bank.

Winkler stated, “We are excited to become part of the Horizon Bank family and the increased opportunities this provides our customers and community.  Horizon’s demonstrated commitment to preserve true community banking, which means local decision-making, community involvement, and personal one-on-one service, will be keys to our joint and future success.”

The transaction is expected to be completed in the third quarter of 2015, subject to approval by federal and state regulatory authorities and the shareholders of Peoples and Horizon, as well as the satisfaction of other customary closing conditions provided in the merger agreement.  The merger agreement also provides that Peoples Federal Savings Bank will be merged into Horizon Bank.

Horizon Bancorp was advised by Cummings & Company, LLC and the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP.  Peoples was advised by Keefe, Bruyette & Woods, Inc. a Stifel Company and the law firm of Barnes & Thornburg LLP.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

About Peoples Bancorp
Peoples Bancorp is an Indiana corporation headquartered in Auburn, Indiana with Peoples Federal Savings Bank of Dekalb County as its wholly owned subsidiary.  Founded in 1925, Peoples offers a full range of banking and trust services with sixteen branch locations serving northeast Indiana and southwest Michigan.  Peoples Federal Savings Bank may be reached online at www.peoplesfed.com.

Additional Information
In connection with the proposed merger, Horizon will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Peoples Bancorp and Horizon and a Prospectus of Horizon, as well as other relevant documents concerning the proposed transaction. Shareholders and investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Horizon has filed with the SEC by contacting Dona Lucker, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360, telephone: (219) 874-9272 or on Horizon’s website at www.horizonbank.com under the tab “About Us”, then “Investor Relations” and then under the heading “Information Request”.

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Participants in this Transaction
Horizon, Peoples and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed merger under the rules of the SEC. Information about the directors and executive officers of Horizon is set forth in the proxy statement for Horizon’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 21, 2014. Free copies of this document may be obtained as described in the preceding paragraph.  Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information: Craig M. Dwight Chairman and Chief Executive Officer Phone: (219) 873-2725 Mark E. Secor Chief Financial Officer Phone: (219) 873-2611 Fax: (219) 874-9280
Peoples Contact Information:

Maurice F. Winkler, III
President and
Chief Executive Officer
Main Office #: 260-925-2500

Steven H. Caryer
Senior Vice President &
Chief Financial Officer
Main Office # 260-925-2500

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